SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

August 16, 2013

Date of Report (Date of Earliest Event Reported)

Medient Studios, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	000-53835	41-2251802
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1635 Old River Road Bloomingdale, Georgia	31302
(Address of principal executive offices)	(Zip Code)

(818) 634-4801

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On August 16, 2013, the registrant entered into a Senior Secured Credit Facility Agreement with Kumaran Holding, LLC (a wholly owned subsidiary of the registrant) and TCA Global Credit Master Fund, LP.  The credit agreement was dated as of June 30, 2013 and effective as of August 16, 2013.  The credit agreement provides for a revolving credit line of five million dollars ($5,000,000).  This credit line is secured by all assets of the registrant except for the real property leased from the Effingham County Industrial Development authority, any fixture installed on that property, and any equipment required to develop that property.  Unless terminated earlier, the credit agreement will mature on February 15, 2014 unless extended for an additional six month period, in which it will mature on August 15, 2014, and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, if any, will be payable in full upon such date.  Loans under the credit agreement will bear interest at a rate of 12% per annum.

Pursuant to the note, TCA has the right to convert all or any portion of the outstanding amounts due into common stock of the registrant at a price equal to the conversion amount divided by 85% of the lowest daily volume weighted average price of the registrant’s stock during the five business days immediately prior to the conversion date.

In connection with the credit agreement, Kumaran Holding, LLC, a wholly owned subsidiary of the registrant, entered into a guaranty agreement as of August 16, 2013.  Under this agreement, Kumaran Holding, LLC agrees to guarantee the payments and obligations of the registrant under the credit agreement.  This guarantee is secured by all assets of Kumaran Holding, LLC.

Item 2.03: Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above, on August 16, 2013, the registrant and TCA Global Credit Master Fund, LP entered into the credit agreement, which provides for a revolving credit facility in the maximum principal amount of U.S. $5,000,000. The credit agreement will mature on February 15, 2014 unless extended for an additional six month period, in which it will mature on August 15, 2014, and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, if any, will be payable in full upon such date.  Loans under the credit agreement will bear interest at a rate of 12% per annum.

The credit agreement contains covenants, including, among other things, covenants that restrict the ability of the registrant and its subsidiaries to incur certain additional priority indebtedness, create or permit liens on assets, or engage in mergers or consolidations. The credit agreement also requires the registrant to maintain a loan to collateral value ratio of no greater than 1.00 to 2.00.

Pursuant to the note, TCA has the right to convert all or any portion of the outstanding amounts due into common stock of the registrant at a price equal to the conversion amount divided by 85% of the lowest daily volume weighted average price of the registrant’s stock during the five business days immediately prior to the conversion date.

If an event of default under the credit agreement shall occur and be continuing, the commitments thereunder may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

Pursuant to the Guarantee Agreement, Kumaran Holding, LLC agreed to guarantee the payment, when and as due, of the obligations of the registrant under the credit agreement.

Item 3.02: Unregistered Sales of Equity Securities

As discussed above, on August 16, 2013, the registrant and TCA Global Credit Master Fund, LP entered into the credit agreement, which provides for a revolving credit facility in the maximum principal amount of U.S. $5,000,000.  Pursuant to the note, TCA has the right to convert all or any portion of the outstanding amounts due into common stock of the registrant, par value $0.001, at a price equal to the amount being converted divided by 85% of the lowest daily volume weighted average price of the registrant’s stock during the five business days immediately prior to the conversion date.  TCA cannot convert more than 4.99% of the outstanding shares of the registrant at the time of conversion.  These shares are exempt from registration under Section 4(a)(2) of the Securities Act, as TCA is a sophisticated investor, has access to the type of information normally provided in a prospectus for a registered securities offering and has agreed not to resell or distribute the securities to the public.

Item 9.01: Financial Statements and Exhibits

(d)

Exhibit 10.1: Senior Secured Revolving Credit Facility Agreement effective August 16, 2013.  To be filed as an amendment.

Exhibit 10.2:  Guaranty Agreement effective August 16, 2013.  To be filed as an amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Medient Studios, Inc.

By:      /s/ Manu Kumaran

Manu Kumaran

Chief Executive Officer

Dated:  August 22, 2013